                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                                    C3, INC.
                                ----------------
                                (Name of Issuer)

                                  COMMON STOCK
                         -----------------------------
                         (Title of Class of Securities)


                                  22942P 10 9
                              -------------------
                                 (CUSIP Number)


                     (Amendment Pursuant to Rule 13d-2(b))
     --------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in the prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                                         -----------------------
                                                         CUSIP NO.   22942P 10 9
                                                         -----------------------

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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     C. Eric Hunter
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)  [ ]
               (b)  [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
      NUMBER OF
       SHARES           74 shares
    BENEFICIALLY   -------------------------------------------------------------
      OWNED BY     6    SHARED VOTING POWER
        EACH
     REPORTING        - 0 -
      PERSON       -------------------------------------------------------------
       WITH        7    SOLE DISPOSITIVE POWER

                        74 shares
                    ------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER

                        - 0 -
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     74 shares
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
               [ ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     - 0 -
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12   TYPE OF REPORTING PERSON

     IN
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ITEM 1.

          (a)   Name of Issuer: C3, Inc.

          (b)   Address of Issuer's Principal Executive Offices or, if none,
                Residence:

                        3800 Gateway Boulevard
                        Suite 310
                        Morrisville, NC 27560

ITEM 2.

         (a)    Name of Person Filing:   C. Eric Hunter

         (b)    Address of Principal Business Office or, if None, Residence:

                         1329 Phoenix Colvard Road
                         Jefferson, NC  28640

         (c)    Citizenship: United States

         (d)    Title of Class of Securities: Common Stock, no par value

         (e)    CUSIP Number: 22942P 10 9

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) or
         (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)    [ ] Broker or Dealer registered under section 15 of the Act.
         (b)    [ ] Bank as defined in section 3(a)(6) of the Act.
         (c)    [ ] Insurance Company as defined in section 3(a)(19) of the Act.

         (d)    [ ] Investment Company registered under section 8 of the
                    Investment Company Act of 1940.
         (e)    [ ] An investment adviser in accordance with (S)240.13d-1(b)1)
                    (ii)(E).
         (f)    [ ] Employee benefit plan or endowment fund, in accordance with
                    (S)240.13d-1(b)(1)(ii)(F).
         (g)    [ ] A parent holding company or control person, in accordance with (S)240.13d-1(b)(ii)(G).
         (h)    [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.
         (i)    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
         (j)    [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

         (a)    Amount beneficially owned: 74 shares

         (b)    Percent of class:   - 0 -

         (c)    Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote: 74 shares

                (ii)  Shared power to vote or to direct the vote: -0- shares

                (iii) Sole power to dispose or to direct the disposition of:
                      74 shares

                (iv)  Shared power to dispose or to direct the disposition of:
                      -0- shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 14, 2000

                              /s/ C. Eric Hunter
                              ____________________________________
                              C. Eric Hunter